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                                                                    EXHIBIT 4.23

                           MOBILITY ELECTRONICS, INC.

                           INVESTOR'S RIGHTS AGREEMENT

     This Investor's Rights Agreement (the "Agreement") is made as of the 29th day of October, 1999, by and between Mobility Electronics, Inc., a Delaware corporation ("Mobility"), and Seligman Communications and Information Fund, Inc. ("Investor").

                                    RECITALS

     WHEREAS, the Company and Investor have entered into a Series C Preferred Stock and Warrant Purchase Agreement, of even date herewith (the "Purchase Agreement"), pursuant to which, among other things, the Company agreed to sell to Investor, and the Investor agreed to purchase from the Company, 333,333 shares of the Company's Series C Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock") and a Warrant to purchase 666,666 shares of Common Stock as defined below (the "Warrant"); and

     WHEREAS, a condition of Investor's obligations under the Purchase Agreement is that the Company and Investor enter into this Agreement in order to provide Investor with (i) certain rights to register shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), upon conversion of the Series C Preferred Stock and exercise of the Warrant held by Investor, and (ii) certain rights to receive or inspect information pertaining to the Company;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Registration Rights. The Company and Investor covenant and agree as follows:

     1.1  Definitions. For purposes of this Section 1 and Section 2 below:

          (a) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
     Section 1.11 hereof.

          (b) The term "IPO" means a firm commitment underwritten public offering by the Company of shares of Common Stock pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended (the "Act").

          (c) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          (d) The term "Public Company" means a corporation which has a class of equity securities registered pursuant to Section 12 of the 1934 Act, or which is required to file periodic reports pursuant to Section 15(d) of the 1934 Act.


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          (e) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Act"), and the declaration or ordering of effectiveness of such registration statement or document.

          (f) The term "Registrable Securities" means (i) the shares of Common Stock issued or issuable upon the conversion of shares of Series C Preferred Stock issued pursuant to the Purchase Agreement, (ii) the shares of Common Stock issued or issuable upon exercise of the Warrant issued pursuant to the Purchase Agreement, and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) or
     (ii) above, excluding in all cases, however, any Registrable Securities (I) sold by a Holder in a transaction in which such Holder's rights under this
     Section 1 are not assigned, or (II) registered under the Act, the registration statement in connection therewith has been declared effective, and such shares have been disposed by such Holder pursuant to such registration statement; provided, however, that in either case of (i), (ii) or (iii) above, any such securities shall cease to be Registrable Securities if the registration rights granted hereunder are not transferred in accordance with the provisions of Section 1.11 below.

          (g) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock issued or issuable upon (i) conversion of the shares of Series C Preferred Stock issued pursuant to the Purchase Agreement or (ii) exercise of the Warrant issued pursuant to the Purchase Agreement, in each case of (i) or (ii) which are Registrable Securities.

          (h) The term "SEC" shall mean the Securities and Exchange Commission.

     1.2  Demand Registration.

          (a) From and after January 1, 2001, the Holders of at least 66 2/3% of the then outstanding Registrable Securities may notify the Company in writing that such Holders desire for the Company to cause all or a portion of such notifying Holders' Registrable Securities to be registered for sale to the public under the Act. Upon receipt of such written request, the Company will promptly notify in writing all other Holders of Registrable Securities of such request, which Holders shall within twenty days following such notice from the Company notify the Company in writing whether such persons desire to have Registrable Securities held by them included in such offering. The Company will, promptly following the expiration of such twenty day period, prepare and file subject to the provisions of this Section 1, and use its best efforts to prosecute to effectiveness, an appropriate filing with the SEC of a registration statement covering such Registrable Securities and the proposed sale or distribution thereof under the Act.


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          (b) Notwithstanding anything in this Section 1.2 to the contrary, the
     Company shall not be obligated to prepare or file any registration statement pursuant to this Section 1.2 or to prepare or file any amendment or supplement thereto, at any time when the Company delivers a certificate signed by the Company's Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company that the filing thereof at the time requested, or the offering of securities pursuant thereto (i) would materially adversely affect a pending or proposed public offering of the Company's securities, or an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, negotiations, discussions or pending proposals with respect thereto or (ii) would materially adversely affect the business or prospects of the Company in view of the disclosures that may be required thereby of information about the business, assets, liabilities or operations of the Company not theretofore disclosed; provided, however, that the filing of a registration statement, or any supplement or amendment thereto, by the Company may be deferred pursuant to this Section 1.2 for no longer than 180 days (but only once in every twelve month period) after the delivery of such demand notice.

          (c) Notwithstanding anything in this Section 1.2 to the contrary: (i) the Company shall not be required to effect the registration of the Registrable Securities pursuant to this Section 1.2 more than one time in any twelve month period and no more than three times in the aggregate; and
     (ii) the Company shall not be required to effect any such registration unless at least $5 million of Registrable Securities are to be sold in such registration (with such amount being determined based on the market price of the Common Stock on the date of the initiating Holder(s) request). If any registration pursuant to this Section 1.2 is in the form of an underwritten offering, the Company will select and obtain the investment banker or investment bankers and manager or managers that will administer the offering, which investment bankers must offer terms which are reasonably competitive in the marketplace for similar size companies and similar offerings. The Company shall (together with all Holders proposing to distribute Registrable Securities through such underwriting) enter into an underwriting agreement, containing usual and customary terms, with the managing underwriter selected for such underwriting. If any holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company and the managing underwriter. The Registrable Securities so withdrawn shall also be withdrawn from registration.

          (d) If any registration statement under this Section 1.2 is not declared effective (except as a result of Holders withdrawing Registrable Securities), then the holders of Registrable Securities may request an additional registration under this Section 1.2.

          (e) No registrations effected under this Section 1.2 shall relieve the Company of its obligations to effect any registrations under, and pursuant to the terms of, Sections 1.3 and 1.4 hereof.

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     1.3  S-3 Registrations.

          (a) Once the Company is eligible to effect a registration of its securities under Form S-3 (or successor form), the Holders will have the right to request and have effected (but only one registration per twelve month period) registrations of Registrable Securities on Form S-3 as long as the aggregate proposed offering price is not less $3 million for any such registration. Upon written request of Holders holding at least $3 million of Registrable Securities, the Company will promptly notify in writing all other Holders of Registrable Securities of such request, which Holders shall within twenty days following such notice from the Company notify the Company in writing whether such persons desire to have Registrable Securities held by them included in such offering. Following the expiration of such twenty day period, the Company will use all reasonable efforts to cause the registration of all Registrable Securities proposed to be included in the offering on Form S-3 or such successor form to the extent so requested. Notwithstanding the above, the Company shall not be required under this Section 1.3 to include any of the Holders' Registrable Securities in any offering on Form S-3 which involves an underwriting unless such Holders accept the terms of such underwriting as agreed upon between the Company and the underwriters selected by it. Registrations effected pursuant to this Section 1.3 shall not be counted as requests for registration effected pursuant to Sections 1.2.

          (b) Notwithstanding anything in this Section 1.3 to the contrary, the Company shall not be obligated to prepare or file any registration statement pursuant to this Section 1.3 or to prepare or file any amendment or supplement thereto, at any time when the Company delivers a certificate signed by the Company's Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company that the filing thereof at the time requested, or the offering of securities pursuant thereto (i) would materially adversely affect a pending or proposed public offering of the Company's securities, or an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, negotiations, discussions or pending proposals with respect thereto or (ii) would materially adversely affect the business or prospects of the Company in view of the disclosures that may be required thereby of information about the business, assets, liabilities or operations of the Company not theretofore disclosed; provided, however, that the filing of a registration statement, or any supplement or amendment thereto, by the Company may be deferred pursuant to this Section 1.3 for no longer than 180 days (but only once in every twelve month period) after the delivery of such demand notice.

     1.4 Piggyback Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any Common Stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than an initial public offering, registration relating solely to the sale of securities to participants in a Company stock option, stock purchase or similar employee benefit plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration


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statement covering the sale of the Registrable Securities (including Form S-4 or any form substitution thereof) or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered or a SEC Rule 145 transaction), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.8, use all reasonable efforts to cause to be registered under the Act and any applicable state securities laws all of the Registrable Securities that each such Holder has requested to be registered.

     1.5 Obligations of the Company. Whenever under this Section 1 the Company effects the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible,:

          (a) Prepare and file with the SEC on any appropriate form a registration statement with respect to the Registrable Securities proposed to be registered and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty
     (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

          (b) Unless such registration is a firm commitment underwriting, prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Act with respect to the disposition of all Registrable Securities and other securities covered by such registration statement for a period of 180 days.

          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its best efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities or "blue sky" laws of such jurisdictions as the underwriter or such sellers shall reasonably request and do any and all other acts and things as may be reasonably necessary to consummate the disposition in such jurisdictions of the Registrable Securities covered by such registration statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in respect of doing business in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

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          (e) Immediately notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing or if it is necessary, in the opinion of counsel to the Company, to amend or supplement such prospectus to comply with law, and at the request of any such seller prepare and to send such seller a reasonable number of copies of a supplement to or any amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and shall otherwise comply in all material respects with law and so that such prospectus, as amended or supplemented, will comply with law.

          (f) Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, any make available to its securityholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, beginning with the first month of the first fiscal quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11 (a) of the Act.

          (g) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or automated trading system on which similar securities issued by the Company are then listed.

          (i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

     1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

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     1.7 Expenses of Registration. All expenses incurred in connection with registrations, filings or qualifications pursuant to this Section 1 in connection with one demand registration, all piggyback registrations and all S-3 registrations including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and expenses of one counsel for the selling Holders (as a group) (but excluding underwriter's commissions and fees and any fees of others employed by a selling Holder) shall be borne by the Company.

     1.8 Underwriting Requirements; Cut-backs.

          (a) In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required to include any Holders' Registrable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not materially jeopardize or in any way reduce the success of the offering by the Company (with the securities being eliminated as provided in (b) below).

          (b) The Company has previously granted "piggyback" registration rights to certain of its securityholders (the "Other Holders"). Notwithstanding anything in this Section 1 to the contrary, in the event of any request for registration hereunder, the Company shall provide each Other Holder the notice required with respect to their registration rights and will allow such Other Holders to participate in any such registration to the extent of such registration rights; it being acknowledged and agreed that if the total amount of securities, including Registrable Securities, requested by Holders and Other Holders to be included in such offering exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the offering (excluding any securities to be offered by the Company), then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders and Other Holders according to the total amount of securities entitled to be included therein owned by each selling Holder and Other Holder or in such other proportions as shall mutually be agreed to by such selling Holders and Other Holders).

     1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration by the Company of any securities as a result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

     1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:


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          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act against any losses, claims, damages, or liabilities, joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the, the 1934 Act or any state securities law; and, subject to subsection 1.10 (c) below, the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be reasonably delayed or withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, and any agent of the Company, against any losses, claims, damages, or liabilities joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply


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     to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be reasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

          (c) Promptly after receipt by an indemnified party under this Section
     1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party receiving similar notice, to assume the defense thereof with counsel reasonably satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified party which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; otherwise, the indemnified party shall be responsible for the fees and expenses of its counsel. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10 with respect to such action, but not with respect to any other action.

          (d) Except as provided in the last sentence of subsection 1.10(c) above, if the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in


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     connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          (f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities pursuant to a registration statement under this Section 1.

     1.11 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act ("Rule 144") and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the effective date of the IPO;

          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

          (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, promptly upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

     1.12 Assignment of Registration Rights. The registration rights of the Holders under this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who purchases from such Holder at least 10,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of
Section 1. 13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.


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     1.13 Lock-up Agreement. Each Holder hereby agrees that if requested by the
Company or the underwriters in any underwritten offering, such Holder shall not, for the period of not more than 180 days (as specified by the managing underwriter) after the effective date of an IPO (or any other underwritten public offering of shares of Common Stock, if requested by the managing underwriter), without the prior written approval of the Company or such underwriters (as the case may be), directly or indirectly, sell, offer to sell, contract to sell (including without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock underlying the Series C Preferred Stock legally or beneficially owned by such Holder; provided, however, in the event of an initial public offering of Common Stock, no request shall be necessary, with the consent of such Holder to the above provisions in this Section 1.13 being hereby granted and accepted, provided that if the managing underwriter in such initial public offering requests that Holder execute and deliver a lock-up letter, Holder agrees to do so, which lock-up letter shall be in such managing underwriter's customary form. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, the provisions of this Section 1.13 shall only be applicable to the Holders if all officers and directors and greater than two percent (2%) stockholders of the Company enter into similar agreements.

     1.14 Termination of Registration Rights. Notwithstanding anything in this
Section 1 to the contrary, no Holder shall be entitled to exercise any right provided for in this Section 1: (i) at any time more than four (4) years following the date of the Company's IPO or (ii) at such time as such Holder is able to sell all of such Holder's Registrable Securities in a single three-month period in compliance with Rule 144.

     1.15 Limitations on Subsequent Registration Rights. From and after the date of this Agreement and until Holder's registration rights terminate pursuant to
Section 1.14 above, the Company shall not, without the prior written consent of the Holders of a majority of the Registerable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant to such holder or prospective holder registration rights which are superior to those granted to the Holders hereunder (although pari passu rights will be permissible).

2.   Covenants of the Company

     2.1 Delivery of Financial Statements. The Company shall deliver to each Holder of a least 20,000 shares Registrable Securities (other than a Holder reasonably deemed by the Company to be a competitor of the Company):

          (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and


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

     audited and certified by an independent public accounting form of nationally recognized standing selected by the Company;

          (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

          (c) within thirty (30) days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

          (d) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months, and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

          (e) with respect to the financial statements called for in subsections
     (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer, Chief Executive Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment. provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors determines that it is in the best interest of the Company to do so.

     2.2 Inspection. The Company shall permit each Holder of at least 20,000 shares of Registrable Securities, except for a Holder reasonably deemed by the Company to be a competitor of the Company, at such Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Holder; provided, however, that the Company shall not be obligated pursuant to this
Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

     2.3 Termination of Covenants. The covenants set forth in Section 2.1 and
Section 2.2 above shall terminate as to each Holder and be of no further force or effect on the earlier of (a) immediately prior to the consummation of an IPO or (b) when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act.

     2.4 Subsequent Issuances of Preferred Stock. The Company shall not issue any shares of Series A Preferred Stock or Series B Preferred Stock, or other securities or rights convertible in Series A Preferred Stock or Series B Preferred Stock, as the case may be.

3.   Miscellaneous

     3.1 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     3.2 Amendments and Waivers. Any term of this Agreement may be amended or waived in writing and only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities and the Company.

     3.3 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address as set forth below or on Exhibit A hereto, or as subsequently modified by written notice.

     3.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, the (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

     3.5 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

     3.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     3.7 Aggregation of Stock. All shares of Series C Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.


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

     3.8 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, cost and necessary disbursements in addition to any other relief to which such party may be entitled.

     3.9 Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

     3.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     The parties have executed this Agreement as of the date first above written.


                              MOBILITY ELECTRONICS, INC.


                              By:  /s/ RICHARD W. WINTERICH
                                   ---------------------------------------------
                                     Richard W. Winterich
                                     Chief Financial Officer


                              Address:     15990 Greenway-Hayden
                                           Suite 500
                                           Scottsdale, Arizona  85260



                              SELIGMAN COMMUNICATIONS AND INFORMATION FUND, INC.

                              BY:    J. & W. SELIGMAN & CO. INCORPORATED,
                                     ITS INVESTMENT ADVISOR

                                     By: /s/ RICHARD R. SCHMALTZ
                                         ---------------------------------------
                                     Name: Richard R. Schmaltz
                                           -------------------------------------
                                     Title: Managing Director
                                            ------------------------------------

                              Address:     125 University Ave.
                                           Palo Alto, CA  94301
                                           (650) 470-2670


                                    Page 15